Exhibit 99.1

MEMO

From:	Allied World Corporate Communications	Date:	12/23/2016
To:	Allied World Staff
c.c.	John McElroy, Bobby Bowden, Faye Cook
Re:	Talking Points: Fairfax/Allied World Announcement

Kindly see below key talking points regarding this week’s announcement.

•                        This week we announced a “change in ownership” merger agreement with Fairfax Financial Holdings Limited, creating a world leader in property and casualty insurance, reinsurance and investments.

•                        The combined company will generate over $12 billion of gross premiums written and will rank among the leading insurance companies in North America as measured by market capitalization and premiums written.

•                        Allied World will become an independent subsidiary of Fairfax and will operate as a separate, decentralized company within Fairfax’s existing portfolio.  This transaction will provide Allied World the backing, resources and investments to continue to grow our global, world-class organization.

•                        We believe the acquisition will allow us to grow our capabilities, enter into new markets and lines of business where we believe we can create value and best service our trading partners and customers.

•                        Allied World’s brand is highly complementary to Fairfax’s existing global footprint, and we will continue to operate under our known brand of Allied World.

•                        We expect very little change in the day-to-day management of our underwriting business or customer service worldwide.

•                        The transaction is anticipated to close the first half of 2017.

What should I tell my clients/brokers/partners? You can advise that this is great news for Allied World and its customers. The change in ownership will strengthen our capital base, allows us to pursue new business opportunities and improve our position in the global re/insurance market place. It remains business as usual at Allied World so there will be no changes for clients, brokers and business partners.

If customers or partners want more information about the merger, where should I direct them? Please suggest they review the press release and investor presentation or listen to the investor call for further details.

•                  Fairfax Press Release: http://www.fairfax.ca/news/press-releases/press-release-details/2016/Fairfax-Financial-to-Acquire-Allied-World-for-49-Billion-in-Cash-and-Stock/default.aspx

•                  Fairfax Investor Presentation: http://s1.q4cdn.com/579586326/files/doc_downloads/2016/2016.12-Investor-Presentation_vFinal3.pdf

•                  Fairfax Investor Call: A replay of the call will be available until 5:00 p.m. Eastern time on January 9, 2017. The replay may be accessed at 1-866-427-6404 (Canada or U.S.) or 1-203-369-0894 (International). Passcode “FAIRFAX”.

If you have further questions, please reach out to your manager or local leadership.